Offer to Purchase
by
Mannatech, Incorporated
Up to 211,538 Shares of Its Common Stock
At a Cash Purchase Price of $26.00 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF FRIDAY, JUNE 25, 2021, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

Mannatech, Incorporated, a Texas corporation (the “Company,” “Mannatech,” “we,” “us” or “our”), invites our shareholders to tender up to 211,538 shares of our common stock, par value $0.0001 per share (the “Shares”), for purchase by us at a price of $26.00 per Share (the “Purchase Price”), to each seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).
Upon the terms and subject to the conditions of the Offer, if up to 211,538 Shares are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. All Shares acquired in the Offer will be acquired at the Purchase Price. Only Shares properly tendered, and not properly withdrawn, will be purchased. All of the Shares tendered at the Purchase Price may not be purchased if more than an aggregate of 211,538 Shares are properly tendered and not properly withdrawn, because of odd lot priority, proration and conditional tender provisions described in this Offer to Purchase. Shares not purchased in the Offer will be returned to the tendering shareholders promptly after the Expiration Date. We reserve the right, in our sole discretion, to change the per Share Purchase Price and to increase or decrease the number of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.
As of April 30, 2021, we had 2,063,280 issued and outstanding Shares. If the Offer is fully subscribed at the Purchase Price, the Offer will result in the repurchase by the Company of 211,538 Shares, which would represent approximately 10.25% of our issued and outstanding Shares.
THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.
The Shares are listed and traded on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “MTEX.” On May 26, 2021, two trading days prior to the commencement of the Offer, the last reported sale price of the Shares was $19.84 per Share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether to participate in the Offer. See Section 8.
OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, GEORGESON SECURITIES CORPORATION, THE DEALER MANAGER FOR THE OFFER (THE “DEALER MANAGER”), GEORGESON LLC, THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), OR COMPUTERSHARE TRUST COMPANY, N.A., THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN
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DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2.
THE OFFER HAS NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND ANY RELATED DOCUMENTS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.
If you have questions or need assistance, you should contact the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.
The Dealer Manager for the Offer is:

Offer to Purchase dated May 28, 2021

IMPORTANT
If you want to tender all or part of your Shares, you must do one of the following before the Offer expires at 12:00 Midnight, New York City time, at the end of Friday, June 25, 2021 (unless the Offer is extended):

•if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

•if you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its Instructions, and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer;

•if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your Shares according to the procedure for book-entry transfer described in Section 3;

•if you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender them in the Offer. An exercise of an option cannot be revoked, however, if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason; and

•if you are a holder of restricted stock, you may only tender Shares that have vested and are no longer subject to forfeiture.
If you want to tender your Shares, but: (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date; (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date; or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

On March 12, 2019, the Board of Directors declared a dividend of $0.125 per Share that was paid on March 29, 2019 to shareholders of record on March 22, 2019.
On May 31, 2019, the Board of Directors declared a dividend of $0.125 per Share that was paid on June 28, 2019 to shareholders of record on June 21, 2019.
On August 15, 2019, the Board of Directors declared a dividend of $0.125 per Share that was paid on September 24, 2019 to shareholders of record on September 10, 2019.
On November 18, 2019, the Board of Directors declared a dividend of $0.125 per Share that was paid on December 27, 2019 to shareholders of record on December 13, 2019.
On February 14, 2020, the Board of Directors declared a dividend of $0.125 per Share that was paid on March 27, 2020 to shareholders of record on March 13, 2020.
On May 27, 2020, the Board of Directors declared a dividend of $0.125 per Share that was paid on June 24, 2020 to shareholders of record on June 12, 2020.
On August 28, 2020, the Board of Directors declared a dividend of $0.16 per Share that was paid on September 29, 2020 to shareholders of record on September 15, 2020.
On November 20, 2020, the Board of Directors declared a dividend of $1.125 per Share that was paid on December 30, 2020 to shareholders of record on December 16, 2020.
On March 2, 2021, the Board of Directors declared a dividend of $0.16 per Share that was paid on March 30, 2021 to shareholders of record on March 16, 2021.

On May 24, 2021, the Board of Directors declared a dividend of $0.16 per Share, to be paid on June 14, 2021 to each shareholder of record as of the close of business on June 2, 2021, regardless of whether such shareholder tenders its Shares in the Offer.
We are not making the Offer to, and will not accept any tendered Shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction.
You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase.
WE HAVE NOT MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.
THE STATEMENTS MADE IN THIS OFFER TO PURCHASE ARE MADE AS OF THE DATE ON THE COVER PAGE AND THE STATEMENTS INCORPORATED BY REFERENCE ARE MADE AS OF THE DATE OF THE DOCUMENTS INCORPORATED BY REFERENCE. THE DELIVERY OF THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE SUCH DATES.

SUMMARY TERM SHEET
We are providing this summary term sheet for your convenience. This summary highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, we urge you to read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.
Who is offering to purchase my Shares?
The issuer of the Shares, Mannatech, Incorporated, a Texas corporation, is offering to purchase the Shares. See Section 1.
What is Mannatech offering to purchase?
We are offering to purchase up to 211,538 Shares at a price of $26.00 per Share. See Section 1.
What is the purpose of the Offer?
Based on our confidence in the long-term outlook for our business and our desire to return capital to our shareholders, we plan to use cash to purchase up to 211,538 Shares at a price of $26.00 per Share cash to repurchase Shares in this Offer. Additionally, we are evaluating other ways to utilize our balance of cash and cash equivalents to invest in our business.
We believe that this Offer as set forth in this Offer to Purchase represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment in the Company if they so elect. The Offer provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without incurring brokerage fees or commissions associated with open market sales. See Section 1 and Section 2.
If we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them. These shareholders will also bear the attendant risks and rewards associated with owning the equity securities of the Company. See Section 2.
How many Shares will we purchase in the Offer?
Upon the terms and subject to the conditions of the Offer, we are offering to purchase, at the Purchase Price, up to a maximum of 211,538 Shares validly tendered in the Offer.
As of April 30, 2021, we had 2,063,280 issued and outstanding Shares. As of April 30, 2021, the Company had a total of 154,155 Shares available for grant under the Mannatech, Incorporated 2017 Stock Incentive Plan (the “2017 Plan”), further described in Section 11, and approximately 305,992 Shares were subject to currently outstanding options (of which 297,657 Shares were subject to options that have either vested or will have vested before the Expiration Date) that were awarded under the 2017 Plan or the Mannatech, Incorporated 2008 Plan (as amended, the “2008 Plan”). We could purchase 211,538 Shares if the Offer is fully subscribed, which would represent approximately 10.25% of the issued and outstanding Shares as of April 30, 2021.
We expressly reserve the right to purchase additional Shares in the Offer, subject to applicable law. See Section 1. The Offer is not conditioned on the receipt of financing or any minimum number of Shares being tendered but is subject to certain other conditions. See Section 7. In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.
What will be the Purchase Price for the Shares and what will be the form of payment?
We are offering to purchase Shares at a price of $26.00 per Share. All of the Shares tendered at the Purchase Price may not be purchased if more than an aggregate of 211,538 Shares are properly tendered and not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase.

On the terms and subject to the conditions of the Offer (including the “odd lot” priority, proration and conditional tender provisions), as promptly as practicable following the Expiration Date, we will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, to all shareholders who have properly tendered (and have not properly withdrawn) their Shares that have been accepted for payment. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. See the Introduction, Section 1 and Section 3.
Shareholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 8.
How will we pay for the Shares?
If the Offer is fully subscribed at a price of $26.00 per Share, the aggregate cost of the Offer will be approximately $5.5 million. We expect that the maximum aggregate cost of this Offer, including all fees and expenses applicable to the Offer, to be approximately $5.7 million. We intend to pay for the Shares with available cash. See Section 9.

In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.
How long do I have to tender my Shares?
You may tender your Shares until the Offer expires. The Offer will expire at the end of Friday, June 25, 2021, at 12:00 Midnight, New York City time, unless we extend the Offer. See Section 1. We may choose to extend the Offer at any time and for any reason. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 14.
Beneficial owners holding their Shares through a broker, dealer, commercial bank, trust company or other nominee should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer. See Section 3.
Can the Offer be extended, amended or terminated, and if so, under what circumstances?
Yes. We can extend or amend the Offer in our sole discretion. If we extend the Offer, we may delay the acceptance of any Shares that have been tendered. See Section 14. We can terminate the Offer under certain circumstances. See Section 7.

How will I be notified if you extend the Offer or amend the terms of the Offer?
If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14. If we extend the Offer, you may withdraw your Shares until the Expiration Date, as extended.
Are there any conditions to the Offer?
Yes. Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied in our reasonable judgment or waived on or prior to the Expiration Date, including, among others:

•no legal action shall have been threatened, pending or taken that might adversely affect the Offer;

•no general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred;

•no decrease of more than 10% in the market price of the Shares or in the general level of market prices for equity securities in the United States or the New York Stock Exchange Index, the Dow Jones Industrial Average, The Nasdaq Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies measured from the close of trading on May 27, 2021, the last trading day prior to the commencement of the Offer, shall have occurred;

•no commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States or any country in which the Company operates and that is reasonably likely to have a material adverse effect on the Company or its ability to consummate the Offer, shall have occurred on or after May 28, 2021 nor shall any material escalation of any war or armed hostilities which had commenced prior to May 28, 2021 involving the United States or any country in which the Company operates and that is reasonably likely to have a material adverse effect on the Company or its ability to consummate the Offer have occurred;

•no limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•no changes in the general political, market, economic or financial conditions, domestically or internationally, that are reasonably likely to materially and adversely affect our business or the trading in the Shares shall have occurred;

•no person shall have proposed, announced or taken certain actions that could lead to the acquisition of us or a change of control transaction;

•no material adverse change in our business, condition (financial or otherwise), assets, income, operations or prospects shall have occurred during the Offer;

•any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall have been obtained on terms satisfactory to us in our reasonable discretion; and

•we shall not have determined that as a result of the consummation of the Offer and the purchase of Shares that there will be a reasonable likelihood that the Shares (1) will be held of record by fewer than 300 persons, (2) will no longer qualify to trade on Nasdaq or (3) will be delisted from The Nasdaq Stock Market LLC or be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
For a more detailed discussion of these and other conditions to the Offer, please see Section 7.

How do I tender my Shares?
If you want to tender all or part of your Shares, you must do one of the following before 12:00 Midnight, New York City time, at the end of Friday, June 25, 2021, or any later time and date to which the Offer may be extended:

•If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

•If you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary at the address appearing on the back cover page of this Offer to Purchase;

•If you are an institution participating in the Book-Entry Transfer Facility, tender your Shares according to the procedure for book-entry transfer described in Section 3;

•If you are a holder of vested options, you may exercise your vested options and tender any Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason; or

•If you are a holder of restricted stock, you may only tender Shares that have vested and are no longer subject to forfeiture.

If you want to tender your Shares, but: (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date; (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date; or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.
We are not making the Offer to, and will not accept any tendered Shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction.
You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.
Once I have tendered Shares in the Offer, may I withdraw my tendered Shares?
Yes. You may withdraw any Shares you have tendered at any time before 12:00 Midnight, New York City time, at the end of Friday, June 25, 2021, or any later Expiration Date, if the Offer is extended. If after 12:00 Midnight, New York City time, at the end of Monday, July 26, 2021 (i.e., the date 40 business days from the commencement of the offer) we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares at any time thereafter. See Section 4.
How do I withdraw Shares I previously tendered?
To properly withdraw Shares, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at the appropriate address appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?
If you own, beneficially or of record, fewer than an aggregate of 100 Shares, you properly tender all of such Shares prior to the Expiration Date (and do not properly withdraw such Shares) and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery (such shareholder an “Odd Lot Holder”), and all conditions to the tender offer are satisfied or waived, your Shares will not be subject to proration (the “Odd Lot Priority”). See Section 1.

In what order will you purchase the tendered Shares?
We will purchase Shares on the following basis:

•first, we will purchase from all Odd Lot Holders who properly tender all of their Shares and do not properly withdraw them prior to the Expiration Date;

•second, subject to the conditional tender provisions described in Section 6 (whereby a holder may specify a minimum number of such holder's Shares that must be purchased if any such Shares are purchased), we will purchase all Shares properly tendered and not properly withdrawn on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares, until we have purchased 211,538 Shares (or such greater amount as we may elect to purchase, subject to applicable law); and

•third, only if necessary to permit us to purchase 211,538 Shares (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares conditionally tendered (as described in Section 6) (for which the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares and not properly withdrawn them before the Expiration Date.

Therefore, we may not purchase all of the Shares that you properly tender. See Section 1 and Section 6. As we noted above, we may elect to purchase more than an aggregate of  211,538 Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of Shares as we may elect.
What does the Board of Directors think of the Offer?
Our Board of Directors has authorized us to make the Offer. However, none of the Company, the members of our Board of Directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. We recommend that you read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer, before taking any action with respect to the Offer. See Section 2. You should discuss whether to tender your Shares with your broker or other financial or tax advisors.

How many shares has the Board authorized to be repurchased and how many shares have been repurchased thus far?
Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any Shares, other than in the Offer, until at least ten business days have elapsed after the Expiration Date. Beginning ten business days after the Expiration Date of the tender offer, we may make additional Share repurchases from time to time. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of Shares, if any, that we purchase in this Offer, our business, financial performance and situation, the business and market conditions at the time, including the price of the Shares, and such other factors as we may consider relevant. See Section 2.

We have an ongoing authorization, originally approved by our Board of Directors (the “Board”) on August 28, 2006 to repurchase up to $20.0 million of shares of our common stock. In August 2020, our Board approved a share repurchase program to acquire up to $1.0 million (of the original $20.0 million authorization) of our common stock through August 16, 2021, which has been suspended pending the conclusion of the proposed tender offer in accordance with Rule 13e-4(f) under the Exchange Act. Any repurchases pursuant to an authorized share repurchase program would be made from time to time in the open market, through block trades or in privately negotiated transactions. The timing, volume and nature of any share repurchases would be at the discretion of management and dependent on market conditions, applicable securities laws and other factors, and could be suspended or discontinued at any time. All or part of any such repurchases could be implemented under a Rule 10b5-1 trading plan. For information regarding repurchases under our share repurchase program during the 60 days prior to the date hereof, see Section 11.

If I decide not to tender, how will the Offer affect my Shares?
Shareholders who decide not to tender will own a greater percentage interest in the outstanding Shares following the consummation of the Offer. See Section 2.
Following the Offer, will you continue as a public company?
Yes. We believe that the Shares will continue to be authorized for quotation on The Nasdaq Stock Market LLC and that we will continue to be subject to the periodic reporting requirements of the Exchange Act. See Section 2.
When and how will you pay me for the Shares I tender?
We will pay the Purchase Price to each seller, in cash, less applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date. We will announce the preliminary results of the Offer, including preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration and begin paying for tendered Shares until at least three business days after the Expiration Date. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary, promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 1 and Section 5.
If I am a holder of vested stock options, how do I participate in the Offer?
If you are a holder of vested options, you may exercise your vested options and tender any Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked, however, if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3.
If I am a holder of restricted stock, how do I participate in the Offer?
If you are a holder of restricted stock that has vested before the Expiration Date and are no longer subject to forfeiture, you may tender any such Shares as described above. We are not offering to purchase unvested restricted stock, and tenders of such equity awards will not be accepted. See Section 3.
What is the recent market price of my Shares?
On May 26, 2021, two trading days prior to the commencement of the Offer, the last reported sale price of the Shares on Nasdaq was $19.84 per Share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.
Will I receive the dividend scheduled to be paid in June 2021?
On May 24, 2021, the Board of Directors declared a quarterly cash dividend of $0.16 per Share, to be paid on June 14, 2021 to each shareholder of record as of the close of business on June 2, 2021. The dividend will be paid regardless of whether such shareholder tenders its Shares in the Offer.
Will I have to pay brokerage commissions if I tender my Shares?
If you are a registered shareholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs are applicable. See the Introduction and Section 3.
Will I have to pay stock transfer tax if I tender my Shares?
If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any stock transfer tax. If you give special instructions to the Depositary in connection with your tender of Shares, then stock transfer taxes may apply. See Section 5.

What are the United States federal income tax consequences if I tender my Shares?

Generally, if you are a U.S. Holder (as defined in Section 13), your receipt of cash from us in exchange for the Shares you tender will be a taxable transaction for United States federal income tax purposes. The cash you receive for your tendered Shares will generally be treated for United States federal income tax purposes either as consideration received in respect of a sale or exchange of the Shares purchased by us or as a distribution from us in respect of Shares. If you are a U.S. Holder, you should complete the Form W-9 included as part of the Letter of Transmittal. Any tendering shareholder that fails to complete, sign and return to the Depositary (or other applicable withholding agent) the Form W-9 included in the Letter of Transmittal (or other such Internal Revenue Service form as may be applicable) may be subject to U.S. backup withholding. Such withholding would be equal to 24% of the gross proceeds paid to the shareholder pursuant to the Offer. See Section 13 for a more detailed discussion of the tax treatment of the Offer. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer.
If you are a non-U.S. Holder (as defined in Section 13), because it is unclear whether the cash you receive in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Depositary or other applicable withholding agent may treat such payment as a dividend distribution for withholding purposes. Accordingly, if you are a non-U.S. Holder, you may be subject to withholding on payments to you at a rate of 30% of the gross proceeds paid, unless you establish an entitlement to a reduced rate of withholding by timely completing, under penalties of perjury, the applicable Form W-8. See Section 13 for a more detailed discussion of the tax treatment of the Offer. Non-U.S. Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

Who should I contact with questions about the Offer?
The Information Agent or the Dealer Manager can help answer your questions. The Information Agent is Georgeson LLC and the Dealer Manager is Georgeson Securities Corporation. Their contact information is set forth below.

The Dealer Manager is:
Georgeson Securities Corporation
1290 Avenue of the Americas, 9th Floor
New York, New York 10104
Call: (212) 440-9850

The Information Agent is:
Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, New York 10104
Call: (877) 278-4751

FORWARD-LOOKING STATEMENTS
This Offer to Purchase and other documents we file with the SEC contain forward-looking statements that are based on current expectations, estimates, forecasts and projections and our management’s belief and assumptions about us, our future performance and our business. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Such words as may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “approximates,” “predicts,” “projects,” “hopes,” “potential,” and “continues,” as well as variations of such words and similar expressions are generally intended to identify such forward-looking statements. Opinions, forecasts, projections, guidance, or other statements other than statements of historical fact are considered forward-looking statements and reflect only current views about future events and financial performance. They are not guarantees and involve certain risks, uncertainties and assumptions that are difficult to predict. We describe our respective risks, uncertainties and assumptions that could affect the outcome or results of operations in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and our Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2021. The accuracy of our expectations and predictions is also subject to the following risks and uncertainties:

•our ability to complete the Offer;

•the price and time at which we may make any additional Share repurchases following completion of the Offer, the number of Shares acquired in such repurchases; and

•changes in general economic, business and political conditions, including as a result of intensified international hostilities, acts of terrorism; changes in conditions of United States or international lending, capital and financing markets; and the impact of the outbreak of the novel coronavirus ("COVID-19") pandemic, the availability and effectiveness of vaccines on a widespread basis and the impact of any mutations of the virus..
We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements.

INTRODUCTION
To the holders of our common stock:
We invite our shareholders to tender up to 211,538 shares of our common stock, par value $0.0001 per share (the “Shares”), for purchase by us at a price of $26.00 per Share (the “Purchase Price”), to each seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal which together, as they may be amended or supplemented from time to time, constitute the “Offer.”
We will only purchase Shares properly tendered and not properly withdrawn. We may not purchase all of the Shares tendered if more than an aggregate of 211,538 Shares are properly tendered and not properly withdrawn because of proration, odd lot priority and conditional tender provisions described in this Offer to Purchase. Shares not purchased in the Offer, including Shares not purchased because of proration or conditional tender, will be returned to the tendering shareholders promptly after the Expiration Date. See Section 1.
We expressly reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the number of Shares sought in the Offer, subject to applicable law. See Section 1.
On March 12, 2019, the Board of Directors declared a dividend of $0.125 per Share that was paid on March 29, 2019 to shareholders of record on March 22, 2019.
On May 31, 2019, the Board of Directors declared a dividend of $0.125 per Share that was paid on June 28, 2019 to shareholders of record on June 21, 2019.
On August 15, 2019, the Board of Directors declared a dividend of $0.125 per Share that was paid on September 24, 2019 to shareholders of record on September 10, 2019.
On November 18, 2019, the Board of Directors declared a dividend of $0.125 per Share that was paid on December 27, 2019 to shareholders of record on December 13, 2019.
On February 14, 2020, the Board of Directors declared a dividend of $0.125 per Share that was paid on March 27, 2020 to shareholders of record on March 13, 2020.
On May 27, 2020 the Board of Directors declared a dividend of $0.125 per Share that was paid on June 24, 2020 to shareholders of record on June 12, 2020.
On August 28, 2020, the Board of Directors declared a dividend of $0.16 per Share that was paid on September 29, 2020 to shareholders of record on September 15, 2020.
On November 20, 2020, the Board of Directors declared a dividend of $1.125 per Share that was paid on December 30, 2020 to shareholders of record on December 16, 2020.
On March 2, 2021, the Board of Directors declared a dividend of $0.16 per Share that was paid on March 30, 2021 to shareholders of record on March 16, 2021.
On May 24, 2021, the Board of Directors declared a dividend of $0.16 per Share, to be paid on June 14, 2021 to each shareholder of record as of the close of business on June 2, 2021, regardless of whether such shareholder tenders its Shares in the Offer.
If you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked, however, if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.
OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.
We will pay all reasonable out-of-pocket fees and expenses incurred in connection with the Offer by the Information Agent and the Depositary. See Section 15.
As of April 30, 2021, we had 2,063,280 issued and outstanding Shares. As of April 30, 2021, the Company had a total of 154,155 Shares available for grant under the Mannatech, Incorporated 2017 Stock Incentive Plan (the “2017 Plan”), further described in Section 11, and approximately 305,992 Shares were subject to currently outstanding options (of which 297,657 Shares were subject to options that have either vested or will have vested before the Expiration Date) that were awarded under the 2017 Plan or the Mannatech, Incorporated 2008 Plan (as amended, the “2008 Plan” and, with the 2017 Plan, the “Incentive Plans”). We could purchase 211,538 Shares if the Offer is fully subscribed, which would represent approximately 10.25% of the issued and outstanding Shares as of April 30, 2021. The Shares are listed and traded on Nasdaq under the trading symbol “MTEX.” On May 26, 2021, two trading days prior to the commencement of the Offer, the last closing sale price of the Shares on Nasdaq was $19.84 per Share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 8. If the Offer is over-subscribed as described below, Shares properly tendered and not properly withdrawn will be subject to proration (subject to Odd Lot Priority). Except as described herein, the withdrawal rights expire at the Expiration Date.
Our principal executive offices are located at 1410 Lakeside Parkway, Suite 200, Flower Mound, Texas 75028 and our telephone number is (972) 471-7400.

THE OFFER

1.     Number of Shares; Proration.
Upon the terms and subject to the conditions of the Offer, we will purchase up to an aggregate amount of 211,538 Shares that are properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date at a price of $26.00 per Share, to each seller in cash, less any applicable withholding taxes and without interest (such purchase price, the “Purchase Price”). Upon the terms and subject to the conditions of the Offer, if less than 211,538 Shares are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn.
The term “Expiration Date” means 12:00 Midnight, New York City time, at the end of Friday, June 25, 2021, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.
We will only purchase Shares properly tendered and not properly withdrawn. We will return all Shares tendered and not purchased pursuant to the Offer, including Shares not purchased because of odd lot priority, proration or conditional tender provisions of the Offer, to the tendering shareholders at our expense, promptly following the Expiration Date.
Shareholders can specify the order in which we will purchase the specified portions (subject to the odd lot provisions of the Offer) in the event that, as a result of proration or otherwise, some but not all of the tendered Shares are purchased pursuant to the Offer. In the event a shareholder does not designate such order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.
We expressly reserve the right, in our sole discretion, to change the per Share Purchase Price and to increase or decrease the aggregate Purchase Price of Shares or number of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. However, if we purchase an additional number of Shares in excess of 2% of the outstanding Shares, we will amend and extend the Offer to the extent required by applicable law. See Section 14.
In the event of an over-subscription of the Offer as described below, Shares properly tendered and not properly withdrawn prior to the Expiration Date will be subject to proration (subject to the exception for Odd Lot Holders (as defined below)). The proration period and withdrawal rights also expire on the Expiration Date.
THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

Priority of Purchases. On the terms and subject to the conditions of the Offer, if more than 211,538 Shares (or such greater amount as we may elect to purchase, subject to applicable law), have been properly tendered and not properly withdrawn before the Expiration Date, we will purchase properly tendered Shares on the basis set forth below:

•first, we will purchase from all Odd Lot Holders who properly tender all of their Shares and do not properly withdraw them prior to the Expiration Date;

•second, subject to the conditional tender provisions described in Section 6 (whereby a holder may specify a minimum number of such holder’s Shares that must be purchased if any such Shares are purchased), we will purchase all Shares properly tendered and not properly withdrawn on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares, until we have purchased 211,538 Shares (or such greater amount as we may elect to purchase, subject to applicable law); and
•third, only if necessary to permit us to purchase 211,538 Shares (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares conditionally tendered (as described in Section 6) (for which the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares and not properly withdrawn them before the Expiration Date.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered by a shareholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Shares, none of those Shares will be purchased even though those Shares were tendered and not properly withdrawn.
As we noted above, we may elect to purchase more than an aggregate of 211,538 Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of Shares as we may elect.
Odd Lots. Any person who owns, beneficially or of record, a total of fewer than 100 Shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery (“Odd Lot Holder”), will have their Shares accepted for payment before any proration of or purchase of any other tendered Shares (the “Odd Lot Priority”). To qualify for the Odd Lot Priority, an Odd Lot Holder must tender all Shares owned in accordance with the procedures described in Section 3. Any Odd Lot Holder wishing to tender all of such shareholder’s Shares pursuant to the tender offer must complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.
Proration. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each shareholder tendering Shares (excluding Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such shareholder to the total number of Shares properly tendered and not properly withdrawn by all shareholders (excluding Odd Lot Holders), subject to the provisions governing conditional tenders described in Section 6 and adjustment to avoid the purchase of fractional Shares. Because of the difficulty in determining the number of Shares properly tendered and not withdrawn, the conditional tender procedure described in Section 6 and the guaranteed delivery procedure described in Section 3, we expect that we will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until at least three business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. After the Expiration Date, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.
As described in Section 13, the number of Shares that we will purchase from a shareholder pursuant to the Offer may affect the United States federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder’s decision whether to tender Shares. The Letter of Transmittal affords each shareholder who tenders Shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration (subject to the odd lot provisions of the Offer), as well as the ability to condition such tender on a minimum number of Shares being purchased.
This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.     Purpose of the Offer; Certain Effects of the Offer.
Based on our confidence in the long-term outlook for our business and our desire to return capital to our shareholders, we plan to use cash to purchase up to 211,538 Shares at a price of $26.00 per Share cash to repurchase Shares in this Offer. Additionally, we are evaluating other ways to utilize our balance of cash and cash equivalents to invest in our business.
We believe that this Offer as set forth in this Offer to Purchase represents a mechanism to provide all of our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment in the Company if they so elect. The Offer provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without incurring brokerage fees or commissions associated with open market sales.

Certain Effects of the Offer. If we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations. These shareholders will also continue to bear the risks associated with owning the Shares. Shareholders may be able to sell non-tendered Shares in the future on Nasdaq or otherwise, at a net price significantly higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her Shares in the future.
We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of Nasdaq, we do not believe that our purchase of Shares under the Offer will cause our remaining outstanding Shares to be delisted from Nasdaq. We also believe that our purchase of Shares under the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.
OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.
We intend to hold the Shares we acquire pursuant to the Offer in treasury.
Except as disclosed or incorporated by reference in this Offer to Purchase, we have no current plans, proposals or negotiations that relate to or would result in:

•any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries’ assets;

•any change in our present dividend rate or policy, our indebtedness or capitalization;

•any material change in our present Board of Directors or management or any plans or proposals to change the terms of directors or to change any material term of the employment contract of any executive officer;

•any material change in our corporate structure or business;

•any class of our equity securities becoming delisted from The Nasdaq Stock Market LLC or ceasing to be authorized to be quoted on The Nasdaq Stock Market LLC;

•any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•the termination or suspension of our obligation to file reports under 15(d) of the Exchange Act;

•the acquisition or disposition by any person of our securities, other than pursuant to the grant of restricted stock or stock options to employees and directors in the ordinary course of business; or

•any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.
Nothing in the Offer will preclude us from considering any of the foregoing events or pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law, and we reserve the right to do so. Although we may not have any current plans, other than as disclosed or incorporated by reference in this Offer to Purchase,that relate to or would result in any of the events discussed above, we consider from time to time, and may undertake or plan actions that relate to or could result in, one or more of these events. Shareholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from such potential future events.

3.     Procedures for Tendering Shares.
Proper Tender of Shares. For Shares to be properly tendered pursuant to the Offer, the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before 12:00 Midnight, New York City time, at the end of Friday, June 25, 2021 by the Depositary at the appropriate address set forth on the back cover of this Offer to Purchase. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.
In the alternative, the tendering shareholder must, before the Expiration Date, comply with the guaranteed delivery procedure described below.
Shareholders holding their Shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their Shares. Shareholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if shareholders tender Shares through the nominees and not directly to the Depositary.
Shareholders may tender Shares subject to the condition that all, or a specified minimum number of Shares, be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering shareholder’s responsibility to determine the minimum number of Shares to be purchased. Shareholders should consult their own financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6 and Section 13.
Odd Lot Holders must also complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery, to qualify for the Odd Lot Priority as set forth in Section 1.
Signature Guarantees and Method of Delivery. No signature guarantee is required if:

•the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) tendered and such holder has not completed either the section entitled “Special Delivery Instructions” or the section entitled “Special Issuance Instructions” in the Letter of Transmittal; or

•Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Exchange Act Rule 17Ad-15, each of the foregoing constituting an “Eligible Institution.” See Instruction 1 of the Letter of Transmittal.
If a certificate for Shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, new certificates for Shares not purchased or tendered are to be issued or a credit of Shares is made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.
Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•one of (a) certificates for the Shares or (b) a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility as described below;

•one of (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees or (b) an Agent’s Message (as defined below) in the case of a book-entry transfer; and

•any other documents required by the Letter of Transmittal.
The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.
All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or the Book-Entry Transfer Facility. ANY

DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.
Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the Shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below), and any other required documents must, in any case, be transmitted to and received by the Depositary at the appropriate address set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.
The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.
Guaranteed Delivery. If you wish to tender Shares in the Offer and your certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

•your tender is made by or through an Eligible Institution;

•a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Date; and

•the Depositary receives at the appropriate address listed on the back cover of this Offer to Purchase and within the period of two Nasdaq trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required; or (ii) confirmation of book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an Agent’s Message.
A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, email transmission (for Eligible Institutions only) or mail before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.
Procedures for Stock Options. We are not offering, as part of the Offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. Holders of vested stock options may exercise options and tender the Shares received upon exercise into the Offer. Options must be exercised sufficiently in advance of the Expiration Date in order to have time for the exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. If you are a holder of vested but unexercised options, you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you.
Procedures for Restricted Stock. We are not offering, as part of the Offer, to purchase unvested restricted stock and tenders of such equity awards will not be accepted. Shares of restricted stock that have vested before the Expiration Date may be tendered into the Offer.
Return of Unpurchased Shares. If any tendered Shares are not purchased under the Offer or are properly withdrawn before the Expiration Date, or if less than all Shares evidenced by a shareholder’s certificate(s) are tendered, we will return certificates for unpurchased Shares promptly after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder (whether or not we waive similar defects or irregularities in the case of other shareholders), and our interpretation of the terms of the Offer will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. In the event a condition is waived with respect to any particular shareholder, the same condition will be waived with respect to all shareholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.
Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions of such period), the person so tendering (1) has a “net long position” equal to or greater than the amount of Shares tendered in (a) Shares or (b) other securities convertible into or exchangeable or exercisable for Shares and, upon acceptance of the tender, will acquire the Shares by conversion, exchange or exercise and (2) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.
A tender of Shares in accordance with any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (1) the shareholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (2) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us on the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of Texas.
A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.
All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.
Lost or Destroyed Certificates. Shareholders whose certificates for part or all of their Shares have been lost, destroyed or stolen should promptly contact Computershare Trust Company, N.A., the Depositary at 1-877-373-6374 for instructions to obtain a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. A bond may be required to be posted by the shareholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation. Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. Any certificates delivered to us, the Dealer Manager or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.
Information Reporting and Backup Withholding. Payments made to shareholders in the Offer may be reported to the Internal Revenue Service (the “IRS”). In addition, under the United States federal income tax laws, backup withholding at the statutory rate (currently 24%) may apply to the amount paid to certain shareholders (who are not “exempt” recipients) pursuant to the Offer. To prevent such backup United States federal income tax withholding, each non-corporate shareholder who is a U.S. Holder (as defined in Section 13) and who does not otherwise establish an exemption from backup withholding must notify the Depositary or other applicable withholding agent of the shareholder’s taxpayer identification number (employer identification number or social security number) and provide certain other information by completing, under penalties of perjury, an IRS Form W-9, a copy of which is included in the Letter of Transmittal. Failure to timely provide the correct taxpayer identification number on the IRS Form W-9 may subject the shareholder to a $50 penalty imposed by the IRS.

Certain “exempt” recipients (including, among others, generally all corporations and certain non-U.S. Holders (as defined in Section 13)) are not subject to these backup withholding requirements. For a non-U.S. Holder to qualify for such exemption, such non-U.S. Holder must submit a statement (generally, an IRS Form W-8BEN or W-8BEN-E or other applicable Form W-8), signed under penalties of perjury, attesting to such non-U.S. Holder’s exempt status. A copy of the appropriate IRS Form W-8 may be obtained from the Depositary or from the IRS website (www.irs.gov). A disregarded domestic entity that has a foreign owner must use the appropriate IRS Form W-8, and not the IRS Form W-9. See Instruction 10 to the Letter of Transmittal.
Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.
Shareholders should consult their own tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.
United States Federal Withholding Tax on Payments to Non-U.S. Holders. Because it is unclear whether the cash received by a non-U.S. Holder (as defined in Section 13) in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Depositary or other applicable withholding agent may treat such payment as a dividend distribution for withholding purposes. Accordingly, payments to non-U.S. Holders may be subject to withholding at a rate of 30% of the gross proceeds paid, unless the non-U.S. Holder establishes an entitlement to a reduced rate of withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8. In order to obtain a reduced rate of withholding pursuant to an applicable income tax treaty, a non-U.S. Holder must deliver to the Depositary or other applicable withholding agent, before the payment is made, a properly completed and executed IRS Form W-8BEN or W-8BEN-E claiming such a reduction. In order to claim an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a non-U.S. Holder must deliver to the Depositary or other applicable withholding agent, before the payment is made, a properly completed and executed IRS Form W-8ECI. The Depositary, or other withholding agent, will determine a shareholder’s status as a Non-U.S.Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding, valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding unless facts and circumstances indicate that reliance is not warranted.
A non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 13 or if the shareholder is entitled to a reduced rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld.
Additionally, a Non-U.S.Holder may be subject to the Foreign Account Tax Compliance Act (“FATCA”) withholding on amounts payable pursuant to the Offer at a rate of 30% if such Non-United States Holder fails to properly establish an exemption from FATCA withholding on an applicable IRS Form W-8 provided to the Depositary or other withholding agent. If the Depositary or other withholding agent withholds tax under FATCA, it will not also withhold the 30% withholding tax described in the third preceding paragraph. See Section 13.
Non-U.S. Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

4.     Withdrawal Rights.
Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date, including any extensions of the Expiration Date. If after 12:00 Midnight, New York City time, at the end of Monday, July 26, 2021 (i.e., the date 40 business days from the commencement of the offer) we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares at any time thereafter.

For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering shareholder; the number of Shares to be withdrawn; and the name of the registered holder of the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. If a shareholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the shareholder may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.
We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Neither we nor the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.
If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

5.     Purchase of Shares and Payment of Purchase Price.
Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will accept for payment and pay for (and thereby purchase) up to an aggregate of 211,538 Shares properly tendered and not properly withdrawn before the Expiration Date at a price of $26.00 per Share less any applicable withholding taxes and without interest. For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to odd lot priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.
Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for payment and pay the Purchase Price for all of the Shares accepted for payment in accordance with the Offer. In all cases, payment for Shares tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

•certificates for Shares or a timely confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility;

•a properly completed and duly executed Letter of Transmittal including any required signature guarantees or an Agent’s Message in the case of book-entry transfer; and

•any other documents required by the Letter of Transmittal.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, the Depositary will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares not purchased due to proration or conditional tenders, will be returned, or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Shares, to the tendering shareholder promptly after the expiration or termination of the Offer at our expense.

Under no circumstances will interest be paid on the Purchase Price for the Shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.
We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer; provided, however, that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer will be the responsibility of the transferee and evidence satisfactory to us of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, will need to be submitted. See Instruction 7 of the Letter of Transmittal.

6.     Conditional Tender of Shares.
In the event of an over-subscription of the Offer, Shares properly tendered and not properly withdrawn prior to the Expiration Date will be subject to proration (subject to the exception for Odd Lot Holders). See Section 1. As discussed in Section 13, the number of Shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number of the shareholder’s Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to calculate the minimum number of shares that must be purchased from the shareholder in order for the shareholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Shareholders are urged to consult with their own tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any shareholder tendering shares. We urge each shareholder to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional tender.
Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that shareholder if any are to be purchased. After the Offer expires, if more than 211,538 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage, after taking into account the Odd Lot Priority, based upon all Shares properly tendered (other than those subject to the Odd Lot Priority), conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any shareholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned promptly after the Expiration Date.
After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, at the Purchase Price on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of Shares to be purchased to fall below 211,538 Shares (or such greater amount as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase such aggregate number of Shares (or such greater amount as we may elect to purchase, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular shareholder as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.

7.     Conditions of the Offer.
The Offer is not conditioned on the receipt of financing or any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer, if at any time on or after the commencement of the Offer and prior to the Expiration Date any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any action or inaction by us), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Shares in the Offer:

•there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or could directly or indirectly:

•make illegal, or delay or otherwise directly or indirectly restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer;

•make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer;

•delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares to be purchased pursuant to the Offer;

•materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Shares pursuant to the Offer;

•there has occurred any of the following:

•any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

•the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

•a decrease of more than 10% in the market price of the Shares or in the general level of market prices for equity securities in the United States or the New York Stock Exchange Index, the Dow Jones Industrial Average, The Nasdaq Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies, in each case measured from the close of trading on May 27, 2021 the last trading day prior to the commencement of the Offer;

•the commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States or any country in which the Company operates and that is reasonably likely to have a material adverse effect on the Company or its ability to consummate the Offer, on or after May 28, 2021;

•any material escalation of any war or armed hostilities which had commenced prior to May 28, 2021 involving the United States or any country in which the Company operates and that is reasonably likely to have a material adverse effect on the Company or its ability to consummate the Offer;

•any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Shares; or

•in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

•we learn that:

•any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before May 27, 2021);

•any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before May 27, 2021, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 2% or more of the outstanding Shares;

•any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us;

•any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

•we determine that the consummation of the Offer and the purchase of the Shares may (1) cause the Shares to be held of record by fewer than 300 persons, (2) cause the Shares to no longer qualify to trade on Nasdaq or (3) cause the Shares to be eligible for deregistration under the Exchange Act or delisted from The Nasdaq Stock Market LLC.
The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than action or inaction by us) giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion on or prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right. Notwithstanding the foregoing, in the event that one or more of the events described above occurs, we will as promptly as practical notify shareholders of our determination as to whether to: (i) waive or modify the applicable condition(s) and continue the Offer, or (ii) terminate the Offer. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties. See Section 14.

8.     Price Range of Shares; Dividends.
The Shares are listed and traded on Nasdaq under the trading symbol “MTEX.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Shares on Nasdaq:

	High	Low
2019:
First Quarter	$19.90	$17.00
Second Quarter	$18.39	$16.50
Third Quarter	$17.75	$14.00
Fourth Quarter	$17.76	$14.56
2020:
First Quarter	$17.80	$6.49
Second Quarter	$16.95	$7.74
Third Quarter	$19.39	$15.10
Fourth Quarter	$20.32	$15.70
2021:
First Quarter	$20.87	$13.65
Second Quarter (through May 26 2021)	$20.79	$18.95

On March 12, 2019, the Board of Directors declared a dividend of $0.125 per Share that was paid on March 29, 2019 to shareholders of record on March 22, 2019.

On May 31, 2019, the Board of Directors declared a dividend of $0.125 per Share that was paid on June 28, 2019 to shareholders of record on June 21, 2019.

On August 15, 2019, the Board of Directors declared a dividend of $0.125 per Share that was paid on September 24, 2019 to shareholders of record on September 10, 2019.

On November 18, 2019, the Board of Directors declared a dividend of $0.125 per Share that was paid on December 27, 2019 to shareholders of record on December 13, 2019.

On February 14, 2020, the Board of Directors declared a dividend of $0.125 per Share that was paid on March 27, 2020 to shareholders of record on March 13, 2020.

On May 27, 2020, the Board of Directors declared a dividend of $0.125 per Share that was paid on June 24, 2020 to shareholders of record on June 12, 2020.

On August 28, 2020, the Board of Directors declared a dividend of $0.16 per Share that was paid on September 29, 2020 to shareholders of record on September 15, 2020.

On November 20, 2020, the Board of Directors declared a dividend of $1.125 per Share that was paid on December 30, 2020 to shareholders of record on December 16, 2020.

On March 2, 2021, the Board of Directors declared a dividend of $0.16 per Share that was paid on March 30, 2021 to shareholders of record on March 16, 2021.

On May 24, 2021, the Board of Directors declared a dividend of $0.16 per Share, to be paid on June 14, 2021 to each shareholder of record as of the close of business on June 2, 2021, regardless of whether such shareholder tenders its Shares in the Offer.

9.     Source and Amount of Funds.
Assuming that the Offer is fully subscribed, we expect that the aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $5.7 million. We plan to fund any purchase of Shares pursuant to the Offer, including the related fees and expenses, from our available cash. The Offer is not subject to a financing condition.

10.     Certain Information Concerning Us.
Mannatech is a global wellness solution provider. We develop and sell innovative, high quality, proprietary nutritional supplements, topical and skin care and anti-aging products, and weight-management products that target optimal health and wellness.
We primarily sell our products through network marketing channels - operating in twenty-four countries - via our associates and directly to our "preferred customers", which we believe is the most cost-effective way to quickly and effectively introduce our products and communicate information about our business to the global marketplace. Network marketing minimizes upfront costs, as compared to conventional marketing methods, and allows us to be more responsive to the ever-changing overall market conditions, as well as continue to research and develop high quality products and focus on controlled successful international expansion.
Mannatech, Incorporated was incorporated in Texas in 1993. Our principal executive offices are located at 1410 Lakeside Parkway, Suite 200, Flower Mound, Texas 75028 and our telephone number is (972) 471-7400. Our website is located at www.mannatech.com. Information contained on our website is not a part of the Offer.

Availability of Reports and Other Information. We are subject to the informational filing requirements of the Exchange Act which obligates us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC the Schedule TO, which includes additional information relating to the Offer.
These reports, statements and other information, including the Schedule TO and documents incorporated by reference, are available to the public on the SEC's site at https://www.sec.gov. This website address is not intended to function as a hyperlink, and the information contained on the SEC's website is not incorporated by reference in this Offer to Purchase and it should not be considered to be a part of this Offer to Purchase.
Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them by reference:

SEC Filings	Date Filed
Annual Report on Form 10-K for the fiscal year ended December 31, 2020	March 19, 2021

Quarterly Report on Form 10-Q	May 11, 2021

Current Reports on Form 8-K	March 2, 2021 and May 24, 2021

Definitive Proxy Statement for our 2021 annual meeting of shareholders	April 20, 2021
Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.
You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, at our principal executive office located at 1410 Lakeside Parkway, Suite 200, Flower Mound, Texas 75028. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means. You may also find additional information by visiting our website at www.mannatech.com. Information on our website does not form part of the Offer and is not incorporated by reference in this Offer to Purchase.

11.     Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.
Beneficial Ownership. As of April 30, 2021, we had 2,063,280 issued and outstanding Shares. As of April 30, 2021, we had approximately 370,000 Shares reserved for issuance under the Incentive Plans upon the exercise of all outstanding options. If the Offer is fully subscribed, the Offer will result in the repurchase by the Company of 211,538 Shares, which would represent approximately 10.25% of our issued and outstanding Shares as of April 30, 2021.
As of April 30, 2021, our directors and executive officers as a group (12 persons) beneficially owned an aggregate of 997,633 Shares (which number includes 206,167 Shares subject to options that are exercisable or will vest, as applicable, within 60 days after April 30, 2021), or approximately 48% of the total outstanding Shares.
Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders.

The following table sets forth certain information with respect to the beneficial ownership of our Shares by (i) each of our directors, (ii) each of our executive officers and (iii) all directors and executive officers as a group. We based the Share amounts on each person’s beneficial ownership of our Shares as of April 30, 2021.

Directors and Officers(2)	Number of Shares Beneficially Owned	Shares Acquirable within 60 Days	Percent of Total Shares(1)
J. Stanley Fredrick, Chairman of the Board of Directors	341,051	28,000	17.9%
Robert A. Toth, Vice Chairman of the Board of Directors and Independent Board Member	76,805	10,000	4.2%
Larry A. Jobe, Independent Board Member	65,000	15,000	3.9%
Eric W. Schrier, Independent Board Member	13,324	15,000	1.4%
Kevin A. Robbins, Non-employee Board Member	13,130	10,000	1.1%
Tyler Rameson, Independent Board Member	274,671	6,667	13.6%
Alfredo (Al) Bala, Chief Executive Officer and President	4,480	29,000	1.6%
Erin K. Barta, General Counsel and Corporate Secretary	—	17,500	0.8%
Landen G. Fredrick, Chief Sales and Marketing Officer	1,975	29,000	1.5%
David A. Johnson, Chief Financial Officer	—	18,000	0.3%
Ronald D. Norman, Senior Vice President, Treasurer	1,030	17,500	0.9%
Christopher J. Simons, Regional President EMEAA, Central and South America	—	10,500	0.5%
All current executive officers and directors as a group (12 persons)	791,466	206,167	48.4%

(1) The “Percent of Total Shares” reported in this column has been calculated based upon the number of Shares of Common Stock outstanding as of April 30, 2021.
(2) Address of all directors and executive officers is 1410 Lakeside Parkway, Suite 200, Flower Mound, Texas 75028.

Securities Transactions. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, except as otherwise described below, neither we nor any of our directors, our executive officers, or our affiliates or our subsidiaries nor, to the best of our knowledge, any person controlling the Company or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving the Shares during the 60 days prior to the date hereof.

We have an ongoing authorization, originally approved by our Board of Directors (the “Board”) on August 28, 2006 to repurchase up to $20.0 million of shares of our common stock. In August 2020, our Board approved a share repurchase program to acquire up to $1.0 million (of the original $20.0 million authorization) of our common stock through August 16, 2021, which has been suspended pending the conclusion of the proposed tender offer in accordance with Rule 13e-4(f) under the Exchange Act. Any repurchases pursuant to an authorized share repurchase program would be made from time to time in the open market, through block trades or in privately negotiated transactions. The timing, volume and nature of any share repurchases would be at the discretion of management and dependent on market conditions, applicable securities laws and other factors, and could be suspended or discontinued at any time. All or part of any such repurchases could be implemented under a Rule 10b5-1 trading plan. During the 60 days prior to the date hereof, we have repurchased 1,342 shares pursuant to our share repurchase program at an average price paid per share of $17.61.

 Arrangements Concerning the Shares.
Mannatech, Incorporated 2017 Stock Incentive Plan. The Company currently has one active stock-based compensation plan, the 2017 Plan, which provides for issuance of Shares pursuant to grants of stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock and performance stock units to our employees, board members, and consultants. The 2017 Plan is administered by our Compensation and Stock Option Plan Committee.
We reserved a maximum of 370,000 Shares for issuance under our 2017 Plan, which includes certain Shares available for issuance under our predecessor stock plan. Awards granted under the 2017 Plan reduce the number of Shares reserved for issuance by one for each Share covered by an Award. In general, if any stock option or stock appreciation right granted under the 2017 Plan expires, or is forfeited, terminated or canceled without the issuance of Shares, the shares subject to such awards are added back into the authorized reserve. But Shares withheld to pay the exercise price of a stock option or to satisfy a participant’s tax obligations are not added back into the authorized reserve. As of April 30, 2021, the Company had a total of 154,155 Shares available for grant under the 2017 Plan, which expires on April 16, 2027. Awards under our 2017 Plan are made with Shares reserved for this purpose.
Generally, the exercise price with respect to stock options or stock appreciation rights granted pursuant to our 2017 Plan cannot be less than the fair market value per Share on the date of grant. Unless our Compensation and Stock Option Plan Committee specifies otherwise, in general, stock options and stock appreciation rights vest annually over a two- or three-year period and have a ten-year term, or five years in the case of incentive options granted to an employee who owns more than 10% of our common stock. Our 2017 Plan also permits awards of restricted stock and restricted units, which generally vest annually over a four-year period. The Compensation and Stock Option Plan Committee determines the vesting schedule for such awards.
Other Equity Compensation Plans. The Company maintains an additional equity compensation plan, the 2008 Stock Incentive Plan (the “2008 Plan”), which covers Shares to be issued upon the exercise of outstanding options, but which has been terminated as to future grants. As of April 30, 2021, 151,658 Shares are issuable upon the exercise of outstanding options granted under the 2008 Plan.
Director Equity Compensation. Mannatech, Incorporated’s policy is to award each non-employee director re-elected to the Board by our shareholders 5,000 stock options. Such director stock options are one-third vested on the grant date, and the remainder vest in approximately equal annual installments on the first and second anniversaries of the grant date.
The foregoing descriptions of agreements and arrangements involving the Shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.
Except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.

Additional Share Repurchases. After completing the Offer, we may consider from time to time various means of returning additional excess capital to stockholders, including additional open market purchases, tender offers, dividends, privately negotiated transactions and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions and other factors we deem relevant.

Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5. There can be no assurance that we will repurchase Shares in the future.

12.     Certain Legal Matters; Regulatory Approvals.
We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Shares if any of the conditions in Section 7 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Shares tendered. See Section 7.

13.     Certain United States Federal Income Tax Consequences.
The following discussion describes certain United States federal income tax consequences of participating in the Offer for U.S. Holders and non-U.S. Holders (each as defined below). This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations issued thereunder, IRS rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to differing interpretations or change which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis). This discussion is for general information only and does not address all of the aspects of United States federal income taxation that may be relevant to a particular shareholder or to shareholders subject to special rules (including, without limitation, banks, personal holding companies, financial institutions, brokers, dealers or traders in securities or commodities, traders who elect to apply a mark-to-market method of accounting, insurance companies, “S” corporations, partnerships or other pass-through entities (or their investors or beneficiaries), regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, tax-exempt organizations, tax-qualified retirement plans, persons who hold Shares as a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction or other risk reduction strategy, directors, employees, former employees or other persons who acquired their Shares as compensation, including upon the exercise of employee stock options, persons holding more than 5% of our common stock, and U.S. Holders that have a functional currency other than the United States dollar). In particular, this summary does not address any tax consequences arising from the Medicare tax on net investment income, the sale of Shares acquired pursuant to any employee benefit plans or the alternative minimum tax. This summary also does not address tax considerations arising under any state, local or foreign laws, or under United States federal estate or gift tax laws. This summary assumes that shareholders hold the Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). No IRS ruling has been or will be sought regarding any matter discussed herein.
As used herein, the term “U.S. Holder” means a beneficial owner of Shares that for United States federal income tax purposes is:

•an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust, or, if the trust was in existence on August 20, 1996, and it has elected to continue to be treated as a United States person.

As used herein, the term “non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership (including any entity treated as a partnership for United States federal income tax purposes).

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding Shares, and each partner in such partnership, should consult its tax advisors regarding the tax consequences of participating in the Offer.
The following discussion does not constitute tax advice. Each shareholder is urged to consult its tax advisor as to the particular United States federal income tax consequences to such shareholder of participating or not participating in the Offer and the applicability and effect of any state, local and foreign tax laws and other tax consequences with respect to the Offer.
Non-Participation in the Offer. The Offer will generally have no United States federal income tax consequences to shareholders that do not tender any Shares in the Offer.
Consequences of the Offer to U.S. Holders.
Characterization of the Purchase-Distribution vs. Sale Treatment. The exchange of Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the Shares or as receiving a distribution from us as described in more detail below.
Under the stock redemption rules of Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of Shares for cash if the exchange: (a) results in a “complete termination” of all such U.S. Holder’s equity interest in the Company, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, the “Section 302 tests”). In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning Shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and Shares that the U.S. Holder has the right to acquire by exercise of an option. An exchange of Shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then-outstanding Shares owned by such U.S. Holder in the Company immediately after the exchange is less than 80% of the percentage of the Shares owned (directly and by attribution) by such U.S. Holder in the Company immediately before the exchange. If an exchange of Shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of Shares for cash will generally satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in the Company. An exchange of Shares for cash that results in any reduction of the proportionate equity interest in the Company held by a U.S. Holder with a relative equity interest that is minimal and who does not exercise any control over or participate in the Company’s management should generally be treated as “not essentially equivalent to a dividend.” U.S. Holders are advised to consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.
We cannot predict whether any particular U.S. Holder will be subject to sale or exchange treatment, on one hand, or distribution treatment, on the other hand. Contemporaneous dispositions or acquisitions of Shares (including market sales and purchases) by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied. Each U.S. Holder should be aware that because proration may occur in the Offer, even if all the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder’s Shares will be purchased to ensure that this purchase will be treated as a sale or exchange, rather than as a distribution, for United States federal income tax purposes pursuant to the rules discussed herein. Accordingly, a tendering U.S. Holder may choose to submit a “conditional tender” under the procedures described in Section 6, which allows the U.S. Holder to tender Shares subject to the condition that a specified minimum number of the U.S. Holder’s Shares must be purchased by us if any such Shares so tendered are purchased.
Sale or Exchange Treatment. If a U.S. Holder is treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of the Shares for cash, such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the Shares exchanged therefor. Generally, a U.S. Holder’s tax basis in the Shares will be equal to the cost of the Shares to the U.S. Holder reduced by any previous returns of capital. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange. Long-term capital gain is currently subject to a reduced rate of tax for non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Shares it wishes to tender and the order in which different blocks will be purchased in the event that less than all of its Shares are tendered.
Distribution Treatment. If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of Shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a distribution by the Company with respect to the U.S. Holder’s Shares. The distribution will be treated as a dividend to the extent of the Company’s current and accumulated earnings and profits allocable to such Shares. Such a dividend would be includible in income without reduction for the U.S. Holder’s tax basis in the Shares exchanged. Currently, dividends are taxable at a maximum rate of 20% for non-corporate U.S. Holders (including individuals) if certain holding period and other requirements are met. To the extent that amounts received pursuant to the Offer that are treated as distributions exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the tax basis of such U.S. Holder’s Shares, and any amounts in excess of the U.S. Holder’s tax basis will constitute capital gain. Any remaining tax basis in the Shares tendered will be transferred to any remaining Shares held by such U.S. Holder. No loss will be recognized by a U.S.Holder if its sale of shares pursuant to the Offer is treated as a distribution with respect to the shares under Section 302 of the Code.
To the extent that cash received in exchange for Shares is treated as a dividend to a corporate U.S. Holder, (i) it generally will be eligible for a dividends-received deduction (subject to certain requirements and limitations) and (ii) it generally may be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.
Consequences of the Offer to Non-U.S. Holders.
Sale or Exchange Treatment. Gain realized by a non-U.S. Holder on a sale of Shares for cash pursuant to the Offer generally will not be subject to United States federal income tax if the sale is treated as a “sale or exchange” under the Section 302 tests described above under “Consequences of the Offer to U.S. Holders-Characterization of the Purchase-Distribution vs. Sale Treatment” unless:

•the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the non-U.S. Holder maintains a United States permanent establishment to which such gain is attributable);

•the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•our Shares constitutes “United States real property interests” by reason of our status as a United States real property holding corporation (“USRPHC”) for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. Holder’s holding period for our Shares.
A non-U.S. Holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the disposition generally in the same manner as if such non-U.S. Holder were a U.S. Holder, and, if such non-U.S. Holder is a foreign corporation, an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) may apply to any effectively connected earnings and profits.
A non-U.S. Holder described in the second bullet point above will be subject to United States federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the disposition, which may be offset by certain U.S. source capital losses, even though the non-U.S. Holder is not considered a resident of the United States.
With respect to the third bullet point above, we believe that we are not currently a USRPHC. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our non-U.S. real property interests. In the event we are a USRPHC, as long as our Shares are regularly traded on an established securities market, the Shares will be treated as United States real property interests only with respect to a non-U.S. Holder that actually or constructively held more than 5% of our Shares at any time during the shorter of (i) the five-year period ending on the date of the disposition or (ii) the non-U.S. Holder’s holding period for such Shares. If gain on the disposition of Shares were subject to taxation under the third bullet point above, the non-U.S. Holder would be subject to regular United States federal income tax with respect to such gain in generally the same manner as a United States person.

Distribution Treatment. If a non-U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on a “sale or exchange” of Shares for cash, the entire amount of cash received by such non-U.S. Holder pursuant to the Offer (including any amount withheld, as discussed below) will be treated as a distribution by us with respect to the non-U.S. Holder’s Shares. The treatment for United States federal income tax purposes of such distribution as a dividend, tax-free return of capital, or gain from the sale or exchange of Shares will be determined in the manner described above under “Consequences of the Offer to U.S. Holders-Distribution Treatment.” Except as described in the following paragraphs, to the extent that amounts received by the non-U.S. Holder are treated as dividends, such dividends will be subject to United States federal withholding tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). To obtain a reduced rate of withholding under an income tax treaty, a non-U.S. Holder must provide a properly executed IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8 certifying, under penalties of perjury, that the non-U.S. Holder is a non-U.S. person and the dividends are subject to a reduced rate of withholding under an applicable income tax treaty. Non-U.S. Holders are advised to consult their tax advisors regarding their entitlement to, and the procedure for obtaining, benefits under an applicable income tax treaty.
Amounts treated as dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States are not subject to United States federal withholding tax but instead, unless an applicable tax treaty provides otherwise, generally are subject to United States federal income tax in the manner applicable to U.S. Holders, as described above. To claim exemption from United States federal withholding tax with respect to dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States, the non-U.S. Holder must comply with applicable certification and disclosure requirements by providing a properly executed IRS Form W-8ECI certifying, under penalties of perjury, that the non-U.S. Holder is a non-U.S. person and the dividends are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States and includible in that holder’s gross income. In addition, a non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty), on dividends effectively connected with the conduct of a trade or business within the United States, subject to certain adjustments.
Withholding For Non-U.S. Holders. Because, as described above, it is unclear whether the cash received by a non-U.S. Holder in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Depositary or other applicable withholding agent may treat such payment as a dividend distribution for withholding purposes. Accordingly, payments to non-U.S. Holders may be subject to withholding at a rate of 30% of the gross proceeds paid, unless the non-U.S. Holder establishes an entitlement to a reduced rate of withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8 as discussed above. To the extent non-U.S. Holders tender Shares held in a United States brokerage account or otherwise through a United States broker, dealer, commercial bank, trust company, or other nominee, such non-U.S. Holders should consult such United States broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them.
A non-U.S. Holder may be eligible to obtain a refund of all or a portion of any United States federal tax withheld if such shareholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above under “Consequences of the Offer to U.S. Holders-Characterization of the Purchase-Distribution vs. Sale Treatment” or if the shareholder is entitled to a reduced rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld.
Non-U.S. Holders are urged to consult their tax advisors regarding the United States federal income tax consequences of participation in the Offer, including the application of United States federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, and the refund procedure, as well as the applicability and effect of state, local, foreign and other tax laws.
Information Reporting and Backup Withholding. Payments made to shareholders in the Offer may be reported to the IRS. In addition, under the United States federal income tax laws, backup withholding at the statutory rate (currently 24%) may apply to the amount paid to certain shareholders (who are not “exempt” recipients) pursuant to the Offer. To prevent such backup United States federal income tax withholding, each non-corporate shareholder who is a U.S. Holder and who does not otherwise establish an exemption from backup withholding must notify the Depositary or other applicable withholding agent of the shareholder’s taxpayer identification number (employer identification number or social security number) and provide certain other information by completing, under penalties of perjury, an IRS Form W-9, a copy of which is included in the Letter of Transmittal. Failure to timely provide the correct taxpayer identification number on the IRS Form W-9 may subject the shareholder to a $50 penalty imposed by the IRS.
Certain “exempt” recipients (including, among others, generally all corporations and certain non-U.S. Holders) are not subject to these backup withholding requirements. For a non-U.S. Holder to qualify for such exemption, such non-U.S. Holder must submit a statement (generally, an IRS Form W-8BEN or W-8BEN-E or other applicable Form W-8), signed under penalties of perjury, attesting to such non-U.S. Holder’s exempt status. A copy of the appropriate IRS Form W-8 may be obtained from the Depositary or from the IRS website (www.irs.gov). A disregarded domestic entity that has a foreign owner must use the appropriate IRS Form W-8, and not the IRS Form W-9. See Instruction 10 to the Letter of Transmittal.
Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.
FATCA.
Pursuant to FATCA and the regulations promulgated thereunder, the official interpretations thereof or any intergovernmental agreement (or guidance thereunder) entered into pursuant thereto, foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities must comply with information reporting rules with respect to their United States account holders and investors or be subject to a withholding tax on certain United States-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” Because the Depositary or other withholding agent will generally treat amounts received by a Non- United States Holder with respect to our purchase of shares under the Offer as dividends, such amounts will be treated as withholdable payments and payments to a foreign financial institution or other foreign entity that does not properly establish an exemption from FATCA withholding on IRS Form W-8BEN, W-8BEN-E or other applicable form will be subject to the FATCA withholding tax. If the Depositary or other withholding agent withholds tax under FATCA, it will not also withhold the 30% withholding tax described above in the paragraph captioned, “Withholding For Non-U.S. Holders.”
Shareholders should consult their tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.
THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

14.     Extension of the Offer; Termination; Amendment.
We expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering shareholder to withdraw such shareholder’s Shares.
We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.
Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Share purchase price or by increasing or decreasing the aggregate purchase price of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.
If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rule 13e-4(e)(3) and 13e-4(f)(1). This rule and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•we increase or decrease the Purchase Price to be paid for Shares or increase or decrease the aggregate purchase price of Shares sought in the Offer (and thereby increase or decrease the number of Shares purchasable in the Offer), and, in the event of an increase in the value of Shares purchased in the Offer, the number of shares accepted for payment in the Offer increases by more than 2% of the outstanding Shares, and

•the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, then in each case the Offer will be extended until the expiration of the period of at least ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.
In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.

15.     Fees and Expenses.
We have retained Georgeson Securities Corporation to act as the Dealer Manager in connection with the Offer. The Dealer Manager may communicate with brokers, dealers, commercial banks and trust companies with respect to the Offer. No commission will be paid to the Dealer Manager. We will pay the Dealer Manager a reasonable and customary fee for the services it provides. We have also agreed to indemnify the Dealer Manager against liabilities in connection with the Offer, including liabilities under the federal securities laws.
The Dealer Manager and its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other services to us for which they have received, or we expect they will receive, customary compensation from us.
In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities. The Dealer Manager may from time to time hold Shares in its proprietary accounts, and, to the extent it owns Shares in these accounts at the time of the Offer, the Dealer Manager may tender the Shares pursuant to the Offer.
We have retained Georgeson LLC to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.
We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs may apply if shareholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares except as otherwise provided in Section 5 hereof and Instruction 6 in the Letter of Transmittal.

16.     Miscellaneous.
We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.
Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning our company.
You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of the Board of Directors, the Dealer Manager, the Depositary or the Information Agent.
WE HAVE NOT MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MANNATECH, INCORPORATED, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.
Mannatech, Incorporated
May 28, 2021

The Letter of Transmittal and certificates for Shares, and any other required documents should be sent or delivered by each shareholder or the shareholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at the appropriate address set forth below. To confirm delivery of Shares, shareholders are directed to contact the Depositary. Shareholders submitting certificates representing Shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of Share certificates will not be accepted.
The Depositary for the Offer is:
Computershare Trust Company, N.A.

By First-Class, Registered or Certified Mail:	By Express or Overnight Courier:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021
Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, this Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:
1290 Avenue of the Americas, 9th Floor
New York, New York 10104
Call: (877) 278-4751

The Dealer Manager for the Offer is:

1290 Avenue of the Americas, 9th Floor
New York, New York 10104
Call: (212) 440-9850